Exhibit 99.1

Inventergy Strengthens Balance Sheet with Recent Transactions

Company Receives Six Month Extension from NASDAQ to Regain Minimum Bid Price Compliance

CAMPBELL, CA—July 1, 2015 - Inventergy Global, Inc. (NASDAQ: INVT) ("Inventergy"), today announced that it has received notification from the NASDAQ Listing Qualifications Department ("NASDAQ") that it has been granted an additional 180 calendar days, until December 28, 2015, to regain compliance with the minimum $1.00 per share requirement for continued listing. The Company's common stock will continue to trade on The NASDAQ Capital Market under the symbol "INVT", with the notification having no immediate impact on the listing of the Company's common stock.

Three recent transactions helped increase the Company’s stockholders’ equity, a prerequisite to the NASDAQ extension. The first was a $2.15 million sale of stock to accredited investors which closed on April 7, 2015. The second transaction was a $4 million sale of two of the Company’s 116 patent families to an undisclosed third party which was announced last week. The third transaction was a $100,000 additional direct investment made on June 26, 2015 by Inventergy’s CEO Joe Beyers, through a stock sale.

“These transactions represent a continuing effort by our team to improve our liquidity position, providing Inventergy with the ability to reward our stockholders with fair monetization of our strong patent portfolios”, said CEO Joe Beyers.

About Inventergy Global, Inc.

Inventergy is a Silicon Valley-based intellectual property company dedicated to identifying, acquiring and licensing the patented technologies of market-significant technology leaders. Led by IP industry pioneer and veteran Joe Beyers, the Company leverages decades of corporate experience, market and technology expertise, and industry connections to assist Fortune 500 companies in leveraging the value of their innovations to achieve greater returns. For more information about Inventergy, visit www.inventergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements, estimates, forecasts and projections with respect to future performance and events, which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief or current expectations of the Company and its affiliates and subsidiaries and their respective management teams. These statements may be identified by the use of words like "anticipate", "believe", "estimate", "expect", "intend", "may", "plan", "will", "should", "seek" and similar expressions and include any projections or estimates set forth herein. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, that actual results may differ materially from those projected in the forward-looking statements.

Contact:

Robert Haag

IRTH Communications

INVT@irthcommunications.com

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